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                                   EXHIBIT 12

                                ALEXANDER'S, INC.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

(amounts in thousands except ratios)



                                                -----------------------------------------------------------------------------------
                                                  December 31,     December 31,     December 31,    December 31,       December 31,
                                                    1999              1998               1997          1996               1995
                                                -----------       -----------       -----------      -----------      -------------
Income (loss) from continuing operations
      before reversal of deferred taxes         $     5,524       $    (6,055)      $    7,466       $   13,097       $    (9,102)

Fixed charges (1)                                    17,786            16,651            13,749           14,464           13,607
                                                -----------       -----------       -----------      -----------      -----------
Income from continuing operation
      before income taxes and fixed charges     $    23,310       $    10,596       $    21,215      $    27,561      $     4,505
                                                ===========       ===========       ===========      ===========      ===========

Fixed charges:

      Interest and debt expense                 $    17,647       $    16,541       $    13,639      $    14,299      $    13,442
      1/3 of rent expense - interest factor             139               110               110              165              165
                                                -----------       -----------       -----------      -----------      -----------
                                                     17,786            16,651            13,749           14,464           13,607
Capitalized interest                                  9,352             7,864             9,079            8,552            6,575
                                                -----------       -----------       -----------      -----------      -----------
                                                $    27,138       $    24,515       $    22,828      $    23,016      $    20,182
                                                ===========       ===========       ===========      ===========      ===========

Ratio of earnings to fixed charges                       --                --                --             1.20               --

Deficiency in earnings available to cover
      fixed charges                             $    (3,828)      $   (13,919)      $    (1,613)              --      $   (15,677)
                                                ===========       ============      ===========                       ===========

Notes:

      (1) For purposes of this calculation, earnings before fixed charges consist of earnings plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of debt issuance costs) from continuing operations and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).